Exhibit 99.1

FOR IMMEDIATE RELEASE

Cornerstone Building Brands Names Industry Veteran

Gunner Smith as its New CEO

Appointment Further Strengthens Company’s Focus on Delivering for its Customers

Cary, N. C., July 21, 2025 — Cornerstone Building Brands, a leading manufacturer of exterior building products in North America, today named Gunner Smith as its new Chief Executive Officer (CEO), effective Aug. 11.

Gunner was selected after the company's Board of Directors conducted a comprehensive search to identify its next CEO. His strong commercial background and experience leading high-performing businesses in the building products industry, along with his relentless focus on delivering value to customers positioned him as the best choice for the role.

Most recently, Gunner served as president of Roofing at Owens Corning, a leading building products manufacturer, a position he held since 2018. In this role, he had responsibility for a market-leading roofing business in the United States and Canada focused primarily on roofing shingles and components that go to market through distributors, home centers and lumberyards. Prior to assuming this role, he served as vice president of sales, distribution and home centers and in other positions leading sales, marketing and pricing for the organization since he joined Owens Corning in 2008.

“We are excited to have Gunner Smith joining Cornerstone Building Brands as our next CEO,” said John Krenicki, Chairman of the Board of Directors and Interim President and Chief Executive Officer, Cornerstone Building Brands. “He has tremendous depth of experience and expertise in the building products industry and an unwavering focus on customers. With a proven track record, Gunner has driven profitable growth and market share gains by achieving revenue growth and delivering value creation as a trusted partner to his customers, including many of our existing channel customers.”

Before joining Owens Corning, Gunner was a National Sales Manager at PlyGem®, which is one of the two companies that formed Cornerstone Building Brands. Earlier in his career, he served in sales management roles for eight years at Elk Corporation.

He has been a board member of Howmet Aerospace since 2023, serving on the Audit and Finance Committees.

Gunner received his bachelor’s degree in business administration from Mississippi State University and additional credentials in Executive Selling from the University of Chicago Booth School of Business.

About Cornerstone Building Brands

Cornerstone Building Brands is a leading manufacturer of exterior building products for residential and low-rise non-residential buildings in North America. Headquartered in Cary, N.C., we serve residential and commercial customers across the new construction and Repair & Remodel (R&R) markets. Our market-leading portfolio of products spans vinyl windows, vinyl siding, stone veneer, metal roofing, metal wall systems and metal accessories. Cornerstone Building Brands’ broad, multi-channel distribution platform and expansive national footprint includes more than 18,800 team members at manufacturing, distribution and office locations throughout North America. Corporate stewardship and Environmental, Social and Governance (ESG) responsibility are embedded in our culture. We are committed to contributing positively to the communities where we live, work and play. For more information, visit us at cornerstonebuildingbrands.com.

Investor Relations:

Mohsin Syed, Vice President, Corporate Finance & Investor Relations

response@cornerstone-bb.com

Media Relations:

Gia Oei, Vice President, Corporate Communications & Culture

response@cornerstone-bb.com